Exhibit 12.1

Corporate Office Properties Trust

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends
(Dollars in thousands)

	Six Months
	Ended	Years Ended December 31,
	6/30/2006	2005	2004	2003	2002	2001
Earnings:
Income from continuing operations before equity in loss of unconsolidated entities, income taxes and minority interests	$19,550	$40,881	$42,959	$33,853	$25,304	$23,900
Gain (loss) on sales of real estate, excluding discontinued operations	160	366	(150)	472	2,564	1,618
Combined fixed charges and preferred share dividends (from below)	51,162	85,240	70,627	71,541	57,894	49,765
Amortization of capitalized interest	218	339	288	256	197	88
Distributed (loss) income of equity investees	(59)	(164)	(83)	(181)	295	104
Subtract:
Capitalized interest (from below)	(6,643)	(9,871)	(5,112)	(2,846)	(3,091)	(5,295)
Preferred share dividends included in fixed charges	(7,307)	(14,615)	(16,329)	(12,003)	(10,134)	(6,857)
Preferred unit distributions included in fixed charges	(330)	(660)	(179)	(1,049)	(2,287)	(2,287)
Repurchase of preferred units in excess of recorded book value	—	—	—	(11,224)	—	—
Issuance costs associated with redeemed preferred shares	—	—	(1,813)	—	—	—
Total earnings	$56,751	$101,516	$90,208	$78,819	$70,742	$61,036
Combined fixed charges and preferred share dividends:
Interest expense on continuing operations	$35,017	$55,297	$42,354	$39,014	$36,847	$30,033
Interest expense on discontinued operations	334	1,847	1,909	2,165	2,509	2,748
Capitalized interest (internal and external)	6,643	9,871	5,112	2,846	3,091	5,295
Amortization of debt issuance costs-expensed	1,168	2,240	2,431	2,767	2,501	2,031
Amortization of debt issuance costs-capitalized	111	272	113	—	59	119
Interest included in rental expense	252	438	387	473	466	395
Preferred share dividends	7,307	14,615	16,329	12,003	10,134	6,857
Preferred unit distributions	330	660	179	1,049	2,287	2,287
Repurchase of preferred units in excess of recorded book value	—	—	—	11,224	—	—
Issuance costs associated with redeemed preferred shares	—	—	1,813	—	—	—
Total combined fixed charges and preferred share dividends	$51,162	$85,240	$70,627	$71,541	$57,894	$49,765
Ratio of earnings to combined fixed charges and preferred share dividends	1.11	1.19	1.28	1.10	1.22	1.23